Registration No. 34-
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                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

                              ____________

                                 FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


                    FORD MOTOR COMPANY CAPITAL TRUST I
        (Exact name of registrant as specified in its charter)

         Delaware                                 Applied For
  (State of incorporation                       (I.R.S. Employer
    or organization)                           Identification No.)

The American Road, Dearborn, Michigan	                  48121-1899
(address of principal executive offices)                (zip code)


If this Form relates to the registration          If this Form relates to the registration
of a class of debt securities and is effective   	of a class of debt securities and is to
upon filing pursuant to General Instruction      	become effective simultaneously with
A (c)(1) please check the following box.  ____	   the effectiveness of a concurrent
                                                 	registration statement under the
                                                 	Securities Act of 1933 pursuant to
                                                 	General Instruction A(c)(2) please
                                                 	check the following box. ____

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Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                          Name of Each Exchange on Which
to be so Registered                          Each Class is to be Registered
___________________                          ______________________________

Trust Originated Preferred
Securities with an annual dividend
rate of 9% and a liquidation
preference of $25 per preferred security	    New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

          _______________________________________________________
                              (Title of class)
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                                      -2-


                   INFORMATION REQUIRED IN REGISTRATION STATEMENT




Item 1.  Description of Registrant's Securities to be Registered.

     	The contents of Registration Statement Nos. 33-62761 and 33-62761-01, as amended, are incorporated herein by reference.



Item 2.  Exhibits.

Exhibit 1-A      	Form of Preferred Security certificate.  Included in Exhibit
                  2-E.

Exhibit 2-A	      Form of Indenture between Ford and The Bank of New York as
	               		Trustee.  Filed as Exhibit 4.1 to Registration Statement
                  Nos. 33-62761 and 33-62761-01 and incorporated herein by
                  reference.

Exhibit 2-B	      Form of First Supplemental Indenture to Indenture.  To be
                  filed by amendment as Exhibit 4.2 to Registration Statement
                  Nos. 33-62761 and 33-62761-01 and incorporated herein by
                  reference.

Exhibit 2-C	      Declaration of Trust of Ford Motor Company Capital Trust I.
                  Filed as Exhibit 4.3 to Registration Statement Nos. 33-62761
                  and 33-62761-01 and incorporated herein by reference.

Exhibit 2-D	      Certificate of Trust of Ford Motor Company Capital Trust I.
                  Filed as Exhibit 4.4 to Registration Statement Nos. 33-62761
                  and 33-62761-01 and incorporated herein by reference.

Exhibit 2-E       Form of Amended and Restated Declaration of Trust of Ford
                  Motor Company Capital Trust I.  Filed as Exhibit 4.5 to
                  Registration Statement Nos. 33-62761 and 33-62761-01 and incorporated herein by reference.

Exhibit 2-F       Form of Guarantee Agreement with respect to Preferred
                  Securities.  Filed as Exhibit 4.8 to Registration Statement
                  Nos. 33-62761 and 33-62761-01 and incorporated herein by reference.

Exhibit 2-G       Form of Junior Subordinated Debenture.  Included in Exhibit
                  2-B.

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                                      -3-

                                    SIGNATURE


     	Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     FORD MOTOR COMPANY CAPITAL TRUST I

                                     By:  Ford Motor Company, as Sponsor


Date: October 26, 1995                 By:  /s/J. M. Rintamaki
                                          ---------------------
                                       Name:  J. M. Rintamaki
                                       Title:  Secretary








                                        EXHIBIT INDEX


                                                             Sequential Page
                                					                         at which Found
                                                            (or Incorporated
                                                                Reference)
                                                            ----------------

Exhibit 1-A	  Form of preferred security certificate.
              Included in Exhibit 2-E.

Exhibit 2-A	  Form of Indenture between Ford and The Bank
              of New York as Trustee. Filed as Exhibit 4.1 to Registration Statement Nos. 33-62761 and 33-62761-01 and incorporated herein by reference.

Exhibit 2-B	  Form of First Supplemental Indenture to Indenture.
              To be filed by amendment as Exhibit 4.2 to Registration Statement Nos. 33-62761 and
              33-62761-01 and incorporated herein by reference.

Exhibit 2-C	  Declaration of Trust of Ford Motor Company
              Capital Trust I. Filed as Exhibit 4.3 to
              Registration Statement Nos. 33-62761 and
              33-62761-01 and incorporated herein by reference.

Exhibit 2-D	  Certificate of Trust of Ford Motor Company
              Capital Trust I.  Filed as Exhibit 4.4 to
              Registration Statement Nos. 33-62761 and
              33-62761-01 and incorporated herein by reference.

Exhibit 2-E	  Form of Amended and Restated Declaration of
              Trust of Ford Motor Company Capital Trust I.
              Filed as Exhibit 4.5 to Registration Statement Nos. 33-62761 and 33-62761-01 and incorporated herein by reference.

Exhibit 2-F	  Form of Guarantee Agreement with respect to
              Preferred Securities.  Filed as Exhibit 4.8 to
              Registration Statement Nos. 33-62761 and
              33-62761-01 and incorporated herein by reference.

Exhibit 2-G Form of Junior Subordinated Debenture. Included in Exhibit 2-B.





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